Exhibit 10.2

FIBERTOWER CORPORATION
2010 STOCK INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

1.             Agreement to Grant Restricted Stock.  Subject to the conditions described in this agreement (the “Award Agreement”) and in the FiberTower Corporation 2010 Stock Incentive Plan, as amended from time to time (the “Plan”), FiberTower Corporation, a Delaware corporation (the “Company”), hereby agrees to grant to                                                          (“Participant”) all rights, title and interest in the record and beneficial ownership of                                  (            ) shares (the “Restricted Stock”) of common stock, $0.001 par value per share, of the Company (“Common Stock”).  This Award of Restricted Stock shall be effective as of the date (the “Grant Date”) of approval by the Committee.  The Grant Date is                                             , 20        .  All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan, the terms of which are incorporated herein by reference.

2.             Vesting.

(a)           Vesting Schedule. Subject to the satisfaction of the terms and conditions set forth in the Plan and this Award Agreement, Participant shall vest in his rights under the Restricted Stock and the Company’s right to the return and reacquisition of such shares shall lapse with respect to the Restricted Stock according to the following schedule and conditions:

(i)            One-third of the Restricted Stock (rounded to the nearest whole number of shares) shall vest on the first anniversary of the Grant Date.

(ii)           One-third of the Restricted Stock (rounded to the nearest whole number of shares) shall vest on the second anniversary of the Grant Date.

(iii)          The remainder of the Restricted Stock shall vest on the third anniversary of the Grant Date.

(b)           Vesting upon Change of Control.  Notwithstanding the foregoing, subject to the provisions of the Plan, in the event of a Change of Control, then immediately prior to the consummation of such Change of Control, any of the Restricted Stock held by Participant which remain unvested and not previously forfeited at such time shall immediately become vested.

(c)           Change of Control.  “Change of Control” shall mean:

(i)            a transaction or series of related transactions which results in the acquisition of 100% of the Company’s outstanding voting power by a single person or entity or by a group of persons and/or entities acting in concert, or

(ii)           the Incumbent Board ceasing for any reason to constitute at least a majority of the Board or of the board of directors of the resulting, surviving or successor entity in connection with or as a direct result of any the events or transactions described in subsections (a), (b), (c) or (d) of the definition of “Change of Control” in the Plan.

In determining if the Incumbent Board has ceased to constitute at least a majority of the Board or of the board of directors of the resulting, surviving or successor entity, any individual becoming a member of the Board whose election by the Board was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.

Further, in the case of any item of income under the Award subject to this Award Agreement to which the foregoing definition would otherwise apply with the effect that the income tax under Section 409A of the

Code would apply or be imposed on income under that Award, but where such tax would not apply or be imposed if the meaning of the term “Change of Control” met the requirements of Section 409A(a)(2)(A)(v) of the Code, then the term “Change of Control” herein shall mean, but only with respect to the income so affected, a transaction, circumstance or event that constitutes a “Change of Control” (as defined above) and that also constitutes a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5).

(d)           Termination in Connection with a Change of Control.

(i)            Notwithstanding the foregoing, in the event of Participant’s Termination by the Participant for Good Reason or by the Company without Cause, and in either case, such Termination occurs during the period beginning thirty (30) days prior to, and ending on the consummation of a Change of Control, any of the Restricted Stock held by Participant which remain unvested and not previously forfeited at the time of such Termination or such Change of Control, whichever is later, shall immediately become vested.

(ii)           Cause.  Except in circumstances in which the provisions of Section 2(d)(iv) apply, “Cause” shall have the meaning assigned to it in the Plan.

(iii)          Good Reason.  Except in circumstances in which the provisions of Section 2(d)(iv) apply, “Good Reason” shall mean the Participant’s resignation of employment in connection with or based upon (A) a material diminution in Participant’s responsibilities, duties or authority; (B) a material diminution in Participant’s base compensation; (C) assignment of Participant to a principal office located beyond a 50-mile radius of Participant’s then current work place, or (D) a material breach by Company of any material provision of this Award Agreement, in each case without the Participant’s written consent, but only if: the Participant provides Company with written notice of the existence of one or more of the aforementioned conditions and his intention to resign for Good Reason based thereon; such notice is delivered to the Company within 60 days after the initial existence of any such condition(s); and the Company fails to remedy each such condition constituting the basis for such Good Reason resignation (as described in the Participant’s notice) within 30 days of the date of that notice.  For purposes of this Award Agreement, if the Company does not remedy the condition(s) constituting the stated basis for the Good Reason resignation within such 30 day period, the Participant’s employment with Company shall terminate on the date that is 31 days following the date of Participant’s notice.

(iv)          Alternate Definitions.  If at any time on the date of the Participant’s Termination, all of the principal terms of Participant’s employment with the Company are subject to an employment agreement that defines “cause” and/or “good reason” (or a term that is substantially similar in function) with respect to an event of termination of employment, then the term “Good Reason” or “Cause”, as the case may be, as used in this Award Agreement shall have the meaning, and shall be subject to conditions and requirements as prescribed for “good reason” or “cause”, as the case may be (or the term that is substantially similar in function) as provided in that employment agreement, but only if applying such meaning and such provisions under this Award Agreement would not have any adverse effect under Section 409A of the Code and only if and as the Committee so chooses and determines in its sole discretion.

(e)           Forfeited Restricted Stock.  For the sake of clarity, references to Restricted Stock does not include any previously forfeited Restricted Stock.

3.             Issuance and Transferability.

(a)           Registration and Restricting Legend. Upon grant, the Restricted Stock granted hereunder shall be registered in the name of Participant and, unless and until such Restricted Stock vest, shall be left on deposit with the Company, or in trust or escrow pursuant to an agreement satisfactory to the Company, until such time as the restrictions on transfer have lapsed.  If the Restricted Stock are represented by certificates, such certificates shall be marked with the following legend:

“The shares represented by this certificate have been issued pursuant to the terms of the FiberTower 2010 Corporation Stock Incentive Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of the Restricted Stock Agreement dated                                           , 20        .”

(b)           Book Entry Form. If the shares are held in book entry form, then such entry will reflect, in a manner sufficient to effect in a legally enforceable form, that such shares of Restricted Stock are subject to the restrictions of this Award Agreement and the Plan.

(c)           Stock Power. Participant will deliver to the Company a stock power, in substantially the form as Exhibit A attached hereto or such form as required by the Company, endorsed in blank, with respect to each Award of Restricted Stock.

(d)           Release of Restrictions. Upon vesting of any portion of the shares of Restricted Stock and satisfaction of any other conditions required by the Plan or pursuant to this Award Agreement, the Company shall promptly either issue a stock certificate, without such restricted legend, for any shares of the Restricted Stock that have vested, or, if the shares are held in book entry form, the Company shall remove the notations on the book form for any shares of the Restricted Stock that have vested.

(e)           Prohibition on Transfer. Until restrictions lapse, the Restricted Stock shall not be transferable.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant.  Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock, regardless of by whom initiated or attempted, prior to the lapse of restrictions shall be void and unenforceable against the Company. If, notwithstanding the foregoing, an assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock is effected by operation of law, court order or otherwise, the affected Restricted Stock shall remain subject to the risk of forfeiture, vesting requirement and all other terms and conditions of this Award Agreement.  In the case of Participant’s death or Disability, Participant’s vested rights under this Award Agreement (if any) may be exercised and enforced by Participant’s guardian or legal representative.

4.             Forfeiture.  Except as provided in Section 2(d), in the event of Participant’s Termination by the Company or by Participant for any reason whatsoever, including, without limitation, as a result of the Participant’s death or Disability, the unvested portion of the Restricted Stock held by Participant at that time shall immediately be forfeited.

5.             Ownership Rights.  Subject to any reservations, conditions or restrictions set forth in this Award Agreement and/or the Plan, upon grant to Participant of the Restricted Stock, Participant shall be entitled to all voting rights applicable to the Restricted Stock during the Restricted Period.  In the event of forfeiture of shares of Restricted Stock, the Participant shall have no further rights with respect to such Restricted Stock.

6.             Reorganization of the Company.  The existence of this Award Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.             Certain Restrictions.  By executing this Award Agreement, Participant acknowledges that he will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities law or any other applicable laws, rules or regulations, or with this Award Agreement or the terms of the Plan.

8.             Amendment and Termination.  This Award Agreement or the Plan may be amended or terminated in accordance with the terms of the Plan.

9.             Taxes and Withholdings.

(a)           Tax Consequences. The granting, vesting and/or sale of all or any portion of the Restricted Stock may trigger tax liability.  Participant agrees that he shall be solely responsible for any such tax liability.  Participant is encouraged to contact his tax advisor to discuss any tax implications which may arise in connection with the Restricted Stock.

(b)           Withholding.  Participant acknowledges that the vesting of Restricted Stock granted pursuant to this Award Agreement, the making of an election under Section 83(b) of the Code and the vesting and payment of any accrued dividends may result in federal, state or local tax withholding obligations.  Participant understands and acknowledges that the Company will not deliver shares of Common Stock or make any payment of accrued dividends until it is satisfied that appropriate arrangements have been made to satisfy any tax obligation under this Award Agreement or the Plan and agrees to make appropriate arrangements suitable to the Company for satisfaction of all tax withholding obligations.  Further, Participant hereby agrees and grants to the Company the right to withhold from any payments or amounts of compensation, payable in cash or otherwise, in order to meet any tax withholding obligations under this Award Agreement or the Plan.  As such, if the Company requests that Participant take any action required to effect any action described in this Section 9 and to satisfy the tax withholding obligation pursuant to this Award Agreement and the Plan, Participant hereby agrees to promptly take any such action.

(c)           Section 83(b). Participant understands that any election under Section 83(b) of the Code with regard to the Restricted Stock must be made within thirty (30) days of the Grant Date and that, in the event of such election, Participant will so notify the Company in writing on or before such date.

10.          No Guarantee of Tax Consequences.  The Company, Board and Committee make no commitment or guarantee to Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under this Award Agreement and assumes no liability whatsoever for the tax consequences to Participant.

11.          Condition and Consideration.  The Company is entering into this Award Agreement with Participant, in part, as consideration for the execution by Participant and/or the continued enforceability of the Company’s Proprietary Information and Inventions and Non-Competition Agreement.

12.          Severability.  In the event that any provision of this Award Agreement is, becomes or is deemed to be illegal, invalid, or unenforceable for any reason, or would disqualify the Plan or this Award Agreement under any law deemed applicable by the Board or the Committee, such provision shall be construed or deemed amended as necessary to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board or the Committee, materially altering the intent of the Plan or this Award Agreement, such provision shall be stricken as to such jurisdiction, the Participant or this Award Agreement, and the remainder of this Award Agreement shall remain in full force and effect.

13.          Terms of the Plan Control.  This Award Agreement and the underlying Award are made pursuant to the Plan.  Notwithstanding anything in this Award Agreement to the contrary, the terms of the Plan, as amended from time to time and interpreted and applied by the Committee, shall govern and take precedence.

14.          Governing Law.  This Award Agreement shall be construed in accordance with (excluding any conflict or choice of law provisions of) the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.

15.          Consent to Electric Delivery; Electronic Signature.  Except as otherwise prohibited by law, in lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectuses supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered by the Company.  Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access.  Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his electronic signature is the same as, and shall have the same force and effect as, his manual signature.

[signature blanks follow]

Executed:	.

FIBERTOWER CORPORATION

By:
Kurt Van Wagenen
CEO

Accepted:	.

PARTICIPANT:

[PARTICIPANT NAME INSERT HERE]

Address:
[PARTICIPANT ADDRESS OF]
[RECORD INSERT HERE]

EXHIBIT A

Assignment Separate from Certificate

FOR VALUE RECEIVED,                                                                hereby sells, assigns and transfers unto FiberTower Corporation, a Delaware corporation (the “Company”),                            (                          ) shares of common stock of the Company represented by Certificate No.                  and does hereby irrevocably constitute and appoint                                                               , or his designee or successor, as attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated: , 20 .

Print Name

Signature

INSTRUCTIONS:  PLEASE DO NOT FILL IN ANY BLANKS OTHER THAN THE SIGNATURE LINE.  THE PURPOSE OF THIS ASSIGNMENT IS TO ENABLE THE COMPANY TO EXERCISE ITS “REPURCHASE OPTION” SET FORTH IN THE AWARD AGREEMENT WITHOUT REQUIRING ADDITIONAL SIGNATURES ON THE PART OF THE PURCHASER.